Exhibit (d)(13)(v)

AMENDMENT NO. 3

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3, dated as of December 13, 2004 (“Amendment No. 3”), to the Amended and Restated Investment Advisory Agreement dated as of November 22, 2002, between AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York corporation (“AXA Equitable” or the “Manager”) and Capital Guardian Trust Company, a California corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Amended and Restated Investment Advisory Agreement, dated as of November 22, 2002, as amended by Amendment No. 1, dated as of August 18, 2003, and by Amendment No. 2, dated as of July 1, 2004, (together, the “Agreement”) as follows:

1. New Portfolio. AXA Equitable hereby appoints the Adviser as the investment adviser to the EQ/Capital Guardian Growth Portfolio on the terms and conditions contained in the Agreement.

2. Portfolios. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Capital Guardian Research Portfolio, EQ/Capital Guardian U.S. Equity Portfolio and the EQ/Capital Guardian International Portfolio on the terms and conditions set forth in the Agreement.

3. Duration. Section 9 of the Agreement is replaced in its entirety as follows:

(a) The Agreement became effective with respect to the EQ/Capital Guardian Research Portfolio, EQ/Capital Guardian U.S. Equity Portfolio and EQ/Capital Guardian International Portfolio on November 22, 2002 and will become effective with respect to the EQ/Capital Guardian Growth Portfolio on the date of this Amendment No. 3.

(b) The Agreement will continue in effect with respect to the EQ/Capital Guardian Research Portfolio, EQ/Capital Guardian U.S. Equity Portfolio and EQ/Capital Guardian International Portfolio until July 31, 2005 and may be continued thereafter pursuant to subsection (d) below.

(c) The Agreement will continue in effect with respect to the EQ/Capital Guardian Growth Portfolio until December 13, 2006 and may be continued thereafter pursuant to subsection (d) below.

(d) With respect to each Portfolio, this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of EQ Advisors Trust (“Trust”) who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Independent Trustees”) of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval.

4. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY			CAPITAL GUARDIAN TRUST COMPANY

By:	/s/ Steven M. Joenk		By:	/s/ Lee K. Yamauchi
	Name:	Steven M. Joenk		Name:	Lee K. Yamauchi
	Title:	Senior Vice President		Title:	Vice President

AMENDMENT NO. 3

APPENDIX A TO THE AMENDED

AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolios	Annual Advisory Fee

EQ/Capital Guardian Research Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $150 million; 0.45% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s average daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio’s average daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25% of the Portfolio’s average daily net asset in excess of $2 billion.

EQ/Capital Guardian U.S. Equity Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $150 million; 0.45% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s average daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio’s average daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25% of the Portfolio’s average daily net asset in excess of $2 billion.

EQ/Capital Guardian International Portfolio	0.65% of the Portfolio’s average daily net assets up to and including $150 million; 0.55% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.45% of the Portfolio’s average daily net assets over $300 million and up to and including $400 million; and 0.40% of the Portfolio’s average daily net assets in excess of $400 million.

EQ/Capital Guardian Growth Portfolio	0.34% of the Portfolio’s average daily net assets up to and including $600 million; and 0.32% of the Portfolio’s average daily net assets in excess of $600 million.

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